Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

Thomas Tippl

This Amendment No. 2 to Employment Agreement (this “Amendment No. 2”) is entered into by and between Thomas Tippl (“You” or “Employee”) on the one hand, and Activision Publishing, Inc. (“ATVI Publishing”) and  Activision Blizzard, Inc. a Delaware corporation and the owner of 100% of the outstanding capital of ATVI Publishing (“Activision Blizzard” or “Employer”) and is effective as of as of the day on which this Amendment No. 2 been executed by all parties hereto, as indicated by reference to the dates on the signature lines hereof.

RECITALS:

Employee and ATVI Publishing entered into an Employment Agreement dated as of September 9, 2005 and amended that agreement as of December 15, 2008 (as amended, the “Agreement”).

The original Expiration Date of the Agreement as set forth therein is September 30, 2010.

For consideration described below, the sufficiency and adequacy of which is hereby acknowledged, Employer and ATVI Publishing desire to assign this Agreement in its entirety to Activision Blizzard, Activision Blizzard desires to accept such assignment, and Employee and Activision Blizzard desire to extend the Expiration Date of the Agreement and otherwise amend the Agreement in certain respects as set forth herein below.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                 Assignment:  ATVI Publishing hereby assigns all of its rights, title and interest in this Agreement to Activision Blizzard and Activision Blizzard hereby accepts such assignment in its entirety including without limitation all of ATVI Publishing’s obligations thereunder. Employee hereby acknowledges that no consent of Employee to such assignment is required under the terms of Paragraph 12 of the Agreement.

2.                                 Term:  Paragraph 1 is here by amended in its entirety to state as follows:

The new term of your employment under this Employment Agreement (the “Extended Employment Period”) shall be deemed to commence on February 15, 2009 (the “New Effective Date”), and shall expire on  April 15, 2014 (the “New Expiration Date”), unless earlier terminated as provided in Paragraph 9 below.

3.                                 Salary:

a.               Section 2(a) of the Agreement is hereby amended to add the following:

As of the New Effective Date, the Employee’s annual base salary (“New Base Salary”) shall be Seven Hundred Fifty Thousand Dollars ($750,000). Thereafter, on each annual anniversary of the New Effective Date during the

Extended Employment Period, your New Base Salary shall be automatically increased (but not decreased) by an amount equal to the average percentage increase approved by the Compensation Committee of Activision  Blizzard’s Board of Directors (the “Compensation Committee”) in the base salaries of the members of Activision Blizzard’s executive leadership team most recently implemented with respect to the fiscal year in which such anniversary of the New Effective Date occurs excluding for these purposes (i) increases that are required or guaranteed by contract and (ii) increases in base salaries in connection with a promotion or other significant modification in an executive’s duties.

b.              Section 2(d) is hereby deleted in its entirety.

c.               Section 2(e) is hereby amended to add the following:

As of the New Effective Date, the Employee’s target Annual Bonus (“New Annual Bonus”) will be 100% of the then applicable New Base Salary, provided that the actual amount of the New Annual Bonus, if any, is within the sole and absolute discretion of Activision Blizzard’s Board of Directors (or the Compensation Committee) and will be based upon your achievement of certain mutually agreed objectives and goals and/or your contribution to the success of Activision Blizzard’s financial and business objectives and goals for the fiscal year with respect to which the New Annual Bonus is calculated, such determination to be made by Activision Blizzard’s Board of Directors (or the Compensation Committee) in its sole discretion.

d.              Section 2(f) is hereby amended by adding the following:

Subject to the approval of the Compensation Committee, the Employee will be granted a non-qualified stock option (the “New Option”) to purchase an aggregate of 1,200,000 shares of the common stock of Activision Blizzard.  One-fifth of the New Option will vest in equal installments on each of February 15, 2010, February 15, 2011, February 15, 2012, February 15, 2013 and February 15, 2014, subject to your remaining employed by Activision Blizzard through the applicable vesting date.  Employee acknowledges that the grant of the New Option is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant of the New Option and/or to determine and make modifications to the terms of the New Option.  The New Option shall be subject to all terms of the equity incentive plan pursuant to which it is granted and Activision Blizzard’s standard forms of award agreement.

e.               Section 2(g) is hereby amended by adding the following:

The Employee will receive a restricted stock grant of 150,000 shares of Activision Blizzard’s common stock (the “New Restricted Shares”).  One-fifth of the New Restricted Shares will vest in equal installments on each of February 15, 2010, February 15, 2011, February 15, 2012, February 15, 2013 and February 15, 2014, subject to your remaining employed by Activision Blizzard through the applicable vesting date.  Employee acknowledges that the grant of the New Restricted Shares is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant of the New Restricted Shares and/or to determine and make modifications to the terms of the New Restricted Shares.  The New Restricted Shares shall be subject to all terms of the equity incentive plan pursuant to which it is granted and Activision Blizzard’s standard forms of award agreement.

f.                 Section 2(h) is hereby deleted in its entirety.

g.              A new Section 2(j) is hereby added:

The Employee will receive a restricted stock grant of 80,000 shares of Activision Blizzard’s common stock (the “Performance Shares”).  The Performance Shares will vest in their entirety on February 15, 2010, if (and only if) the non-GAAP earnings per share of Activision Blizzard for the year ended December 31, 2009, as reported as such in the press release issued by Activision Blizzard for that period, is greater than or equal to $0.68, subject to your remaining employed by Activision Blizzard through such vesting date.  Employee acknowledges that the grant of the Performance Shares is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant of the Performance Shares and/or to determine and make modifications to the terms of the Performance Shares.  The Performance Shares shall be subject to all terms of the equity incentive plan pursuant to which it is granted and Activision Blizzard’s standard forms of award agreement..

4.                                 Appointment; Title.

Section 3 is hereby amended in its entirety to provide as follows:

Employee is hereby being employed under this Agreement in the position of Chief Corporate Officer and Chief Financial Officer of Activision Blizzard.  You shall report to the President and Chief Executive Officer of Activision Blizzard.

5.                                 Other Benefits:  Section 6 shall be amended to provide that Employee will be provided during the Extended Employment Period, at Activision Blizzard’s or ATVI Publishing expense, with a supplemental term life insurance policy with a benefit amount of $3,000,000 through carrier of Activision Blizzard’s choice (in lieu of the $2,000,000 policy currently provided pursuant to Section 6).

6.                                 Waiver of Non-Competition:  The parties hereby agree that provision of Paragraphs 8(e) and 9(e)(vi) of the Agreement are hereby waived to the extent they apply to employment subsequent to termination of the Agreement, provided that in the event during the Extended Employment Period the laws and regulation of the State of California are changed such that provisions of post-termination non-competition become enforceable, this Agreement shall be amended to provide for such provision to the fullest extent the law then allows.

7.                                 Exhibit A:  The “Valuation Limit” will be calculated based on the number of whole months actually worked beginning from “Effective Date” (i.e., the initial date of Employee’s employment in 2005) and through the date of termination. The Employer and Employee agree that for purposes of calculating the “Aggregate Earned Limit”, the parties shall use all restricted shares and stock options that may be granted to Employee during the Extended Employment Period, including without limitation, New Restricted Shares and New Stock Options. The Employer and Employee agree that for purposes of calculating the “Future Shares Value”, the parties shall use all restricted shares that may be granted to Employee during the Extended Employment Period, including without limitation, New Restricted Shares. The Employer and Employee agree that for purposes of calculating the “Future Options Value”, the parties shall use all stock options that may be granted to Employee during the Extended Employment Period, including without limitation, New Stock Options.

8.                                 Use of Defined Terms:  The parties agree that, with respect to the Agreement as amended by this Amendment No. 2, except with respect to Sections 2 and 6 of the Agreement:

a.               All references to the “Employment Period” shall be deemed to be references to the “Extended Employment Period”

b.              All references to “Expiration Date” shall be deemed to be references to the “New Expiration Date”)

c.               All references to “Base Salary” shall be deemed to be references to the “New Base Salary”)

d.              All references to “Restricted Shares” shall be deemed to include the “New Restricted Shares” (in addition to the “Restricted Shares”)

Except as specifically set forth in this Amendment No. 2, the Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment No. 2, then the terms and provisions of this Amendment No. 2 shall in all events control.

AGREED AND ACCEPTED:

Employee:		Employer:

Activision Blizzard, Inc.

/s/ Thomas Tippl		/s/ George L. Rose
Thomas Tippl		George L. Rose
Date:	April 15, 2009	Chief Legal Officer
		Date:	April 15, 2009

Activision Publishing, Inc.

/s/ George L. Rose
George L. Rose
Chief Legal Officer
		Date:	April 15, 2009